Exhibit 99-3

 Cellceutix Announces Departure of George W. Evans as CEO

 BEVERLY, Mass.--(BUSINESS WIRE)--November xx, 2010.  Cellceutix Corporation (Pinksheets: CTIX) today announced that on Friday November 05, 2010, the Company received the following email from George W. Evans who at the time was the Company’s Chief Executive Officer and Chairman.

Leo

After receiving your e-mails yesterday, I had a chance to reflect on the situation regarding my Employment Agreement.  Here is the way I see it:

1.  My original Agreement expires three years from the Commitment Date.  Since the Commitment Date has not yet occurred, the Agreement has at least three years to go.

2.  The Board of Directors of Cellceutix recently approved a two year extension on the same terms as the original Agreement.  In the best case for Cellceutix, that means the Agreement would run until December 7, 2012.

3.  Cellceutix has no cause to terminate the Agreement.

4.  In spite of that, your e-mails from yesterday terminate the agreement.  Since there is no cause for the termination and since the Board had only recently approved an extension, this can only be considered a bad faith action to deprive me of the benefit of the Agreement.

5.  In parallel, I am exercising my right to terminate the Agreement for Good Reason.  Reduction in compensation without my consent is clearly defined as Good Reason in the agreement.

7.  In either event, Cellceutix is responsible to me for the full benefit of the Agreement.

6.  The net result of your bad faith actions is that Cellceutix is obligated to me for the following:

    a.  Salary through December 7, 2010 of $900,000.

    b.  Salary through at least December 7, 2012 of $800,000.

    c.  Honoring of the stock options previously granted through their full term ( recently extended by Board resolution to five years).

    d.  Granting of options equal to 1% of the Company’s equity for at least the next two years.

    e.  Cash bonuses for meeting milestones on IND filing and others as set out in the Agreement.

    f.  Cellceutix may also be liable for exemplary and/or punitive damages for its bad faith actions.

Regarding accrued salary, I would note that the Company has recently been awarded substantial grants by the Federal Government.  I would expect that these funds would be used to satisfy part of the Company’s obligation to me for back salary.  Any other use of the funds would be simply another expression of bad faith on the part of the Company.

I expect to receive all the back salary and the future salary that is owed within 30 days of the date of this note.  If I have not received the salary, I will be forced to consider other actions.

There are several other items that follow from the termination of the agreement. First, please remove all references to me from the Company’s web site, except to the extent necessary to explain that I am no longer with the Company.  This includes contacting the Wall Street Transcript to advise them not to run the interview.  As a related item, I have the right to review any disclosures relating to the termination.  I assume that you will honor this obligation.

I expect to hear from you promptly that you will live up to your obligations.

Thanks.

    George

At a Board of Directors meeting held on November 5, 2010, the Company’s directors accepted Mr. Evans’ resignation and discussed the vulnerable position this matter places the Company, given its cash position of less than $5,000.

The Company disagrees with Mr. Evans’ claims and provided all relevant documents to outside counsel for review. The board discussed that the possible litigation relating to Mr. Evans’ demands will make it difficult to attract investment in Cellceutix. In order to create a capital structure that may be more suitable for investment in Cellceutix, the Board recommended a 1 for 50 reverse stock split.

On November 5, 2010, shareholders holding 58%of the Registrant’s outstanding common stock adopted and approved an amendment to the Registrant’s Articles of Incorporation to effect a reverse split of the Registrant’s common stock on a 1 for 50 basis (the “Split”). The Split will be effectuated immediately upon filing the proper disclosure reports with the Commission, or anytime thereafter at the sole discretion of the Board of Directors.

The primary objective in effecting a reverse stock split is to vastly improve the Company’s  capital structure,  to  enable the Company to raise the necessary capital to litigate or settle with George Evans, finance its continued development, and fund planned phase I studies.  The Company anticipates that it will utilize the freed up equity for financing  purposes as it plans to tap the capital markets for both institutional and private equity investments in the Company.

The Reverse Split will have no impact on shareholders’ proportionate equity interests or voting rights in the Company or the par value of the Company’s common stock, which will remain unchanged at $0.0001 per share.

The Board also approved the appointment of Leo Ehrlich as interim CEO, in addition to his duties as CFO.

Leo Ehrlich, interim CEO and CFO stated, ”I was surprised and disappointed to receive this email from Mr. Evans. What matters most now is Cellceutix getting through this so that our product pipeline reaches clinical trials.  This Company was always built around the capabilities of Dr. Menon in developing and sourcing compounds.  Dr. Menon is the bedrock of Cellceutix.  Over the past three years I’ve attended many industry meetings with Dr. Menon. We’ve met with leading scientists and pharma industry executives. The feedback to me was always about the depth of knowledge and brilliance of Dr. Menon.  I have never met anyone like Dr. Menon and he will continue to be the key to Cellceutix achieving its goals.”

About Cellceutix

Cellceutix Corporation is a preclinical cancer, anti-inflammatory and autism drug developer. Cellceutix owns the rights to eight drug compounds, including Kevetrin, which it is developing as a treatment for certain cancers, and KM-391, which it is developing for the treatment of autism. More information is available on the Cellceutix web site at www.cellceutix.com.

This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Cellceutix Corporation operates.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Cellceutix's actual results to be materially different from any future results expressed or implied by these statements.  Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Cellceutix can successfully implement its core business strategy and improve future earnings.

The factors that may cause Cellceutix's actual results to differ from its forward-looking statements include:  Cellceutix's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Cellceutix’s ability to implement its new product development and commercialization, enter into clinical trials, expand the intellectual property portfolio, and receive regulatory approvals in a timely and cost-effective manner.  All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Cellceutix's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

Kevetrin and KM-391 have not been studied in humans at this time.  The Company’s positive results in animal studies do not necessarily guarantee success in humans, though they may form the basis for beginning Phase 1 trials.

 Contact:

 Cellceutix Corp.

Leo Ehrlich

(978) 633-3623

leo@cellceutix.com